As filed with the Securities and Exchange Commission on December 23, 2024
Registration No. 333-283854

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1
TO
FORM F-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ECARX Holdings Inc.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(Stale or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
12/F, Tower 2, Park Place
88 Baise Road
Xuhui District, Shanghai 200231
People’s Republic of China
+86 (571) 8530 6757
(Address and telephone number of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, and telephone number of agent for service)

Copies to:
Shu Du, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
c/o 42/F, Edinburgh Tower, The Landmark
15 Queen’s Road, Central
Hong Kong
+852 3740-4700

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) wider the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards* provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE
This pre-effective amendment No. 1 relates to the Registration Statement on Form F-3 (Registration No. 333-283854) previously filed by the registrant on December 17, 2024 (the “Registration Statement”), and is being filed solely for the purpose of updating the Registration Statement to reflect the authorization of a share repurchase program by the board of directors of the registrant on December 20, 2024.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 23, 2024
PRELIMINARY PROSPECTUS
ECARX Holdings Inc.
Class A Ordinary Shares
Preferred Shares
Warrants
Subscription Rights
Units
We may from time to time offer, issue and sell up to US$300 million or its equivalent in any other currency, currency units, or composite currency or currencies, of our Class A ordinary shares, par value $0.000005 per share, preferred shares, warrants to purchase Class A ordinary shares and preferred shares, subscription rights and a combination of such securities, separately or as units, in one or more offerings. We refer to our Class A ordinary shares, preferred shares, warrants, subscription rights and units collectively as “securities” in this prospectus. This prospectus provides a general description of offerings of these securities that we may undertake.
We will provide specific terms of any offering in one or more supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 35 of this prospectus.
The ordinary shares are listed on the Nasdaq Global Market, or Nasdaq, under the ticker symbol “ECX.” On December 20, 2024, the closing price of the ordinary shares on Nasdaq was US$1.93 per share.
Investing in these securities involves a high degree of risk. Furthermore, investors should be aware that there are various other risks relating to the securities, the issuer and its subsidiaries, their business and their jurisdictions of operations which investors should familiarize themselves with before making an investment in the securities. Please carefully consider the risks discussed under “Risk Factors” in this prospectus beginning on page 27, in any accompanying prospectus supplement or in our reports filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to invest in our securities.
ECARX Holdings is not an operating company but a Cayman Islands holding company. We conduct operations through our subsidiaries, with our operations in China currently being conducted by our PRC subsidiaries. Investors in the Class A ordinary shares or in ECARX Holdings are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company. This holding company structure involves unique risks to investors. As a holding company, ECARX Holdings may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to ECARX Holdings may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. In addition, PRC regulatory authorities could disallow this holding company structure and limit or hinder our ability to conduct our business through, receive dividends or distributions from, or transfer funds to, the operating companies or list on a U.S. or other foreign exchange, which could cause the value of our securities to significantly decline or become worthless. See “Our Company — Our Corporate Structure.”
Historically, we conducted our operations in China through our PRC subsidiaries and through Hubei ECARX Technology Co., Ltd., or the former VIE, with which we, our subsidiary, and the nominee shareholders of the former VIE entered into certain contractual arrangement. PRC laws, regulations, and rules restrict and impose conditions on foreign investment in certain types of businesses, and we operated certain businesses, including businesses that were subject to such restrictions and conditions in China such as surveying and mapping services and ICP businesses, through the former VIE. We did not own any equity interest in the former VIE or its subsidiaries and relied on the contractual arrangements to direct their business operations. Such structure enables investors to invest in China-based companies in sectors where foreign direct investment is prohibited or restricted under PRC laws and regulations. We effected a restructuring in 2022 and terminated the VIE corporate structure. The termination was due to the increased regulatory scrutiny over such structure and because the businesses and assets relating to surveying and mapping services and ICP businesses held by Hubei ECARX, the former VIE, were inconsequential to our operations in 2020 and 2021 and which we believe have not had and will not have any material impact on our business operations or financial results. Following the restructuring in 2022, the contractual arrangement of the VIE structure was terminated and currently we do not have any VIE in China.
We face various legal and operational risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, the PRC government has issued statements and regulatory actions relating to areas such as regulatory approvals on overseas offerings and listings by, and foreign investment in, China-based issuers, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. It remains uncertain how PRC government

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
authorities will regulate overseas listings and offerings in general and whether we can fully comply with applicable regulatory requirements, including completing filings with the China Securities Regulatory Commission, or the CSRC, and whether we are required to complete other filings or obtain any specific regulatory approvals from the CSRC, the Cyberspace Administration of China, or the CAC, or any other PRC government authorities for our overseas offerings and listings, as applicable. In addition, if future regulatory developments mandate clearance of cybersecurity review or other specific actions to be completed by China-based companies listed on foreign stock exchanges, such as us, we face uncertainties as to whether such clearance can be timely obtained, or at all. These risks may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a stock exchange in the United States or any other foreign country. These risks could result in a material adverse change in our operations and the value of our Class A ordinary shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For a detailed description of risks relating to doing business in China, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China” in our annual report on Form 20-F for the year ended December 31, 2023, or the 2023 Form 20-F.
The PRC government’s significant authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature, such as data security or anti-monopoly related regulations, may cause the value of such securities to significantly decline. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The PRC government has significant oversight and discretion over our business operations, and it may influence our operations as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of our securities” in our 2023 Form 20-F.
Risks and uncertainties regarding the interpretation and enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and the value of our Class A Ordinary Shares. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Risks and uncertainties regarding the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us, hinder our ability and the ability of any holder of our securities to offer or continue to offer such securities, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless” in our 2023 Form 20-F.
Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, as amended by the Consolidated Appropriations Act, 2023, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. As of the date of this prospectus, the PCAOB has not issued any new determination that it is unable to inspect or investigate completely registered public accounting firms headquartered in any jurisdiction. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA following the filing of 2023 Form 20-F. Each year, the PCAOB will determine whether it can inspect and investigate completely registered public accounting firms in mainland China and Hong Kong, among other jurisdictions. If PCAOB determines in the future that it no longer has full access to inspect and investigate completely registered public accounting firms in mainland China and Hong Kong and we continue to use a registered public accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections” and “Item 3. Key Information — D. Risk Factors —  Risks Relating to Doing Business in China — Our securities may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2023 Form 20-F.
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2024.

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.
We are not making an offer to sell the securities or soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using this shelf registration statement, we may, at any time and from time to time, offer and/or sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities offered. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. Our 2023 Form 20-F is incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any related prospectus supplement, you should rely on the information in the applicable prospectus supplement. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information.”
In this prospectus, unless otherwise indicated or unless the context otherwise requires:
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“Business Combination” means the transactions contemplated by the Agreement and Plan of Merger, dated as of May 26, 2022 by and among COVA, ECARX Holdings, Ecarx Temp Limited, and Ecarx&Co Limited;

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“Class A Ordinary Shares” means Class A ordinary shares of ECARX Holdings, par value US$0.000005 per share;

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“Class B Ordinary Shares” means Class B ordinary shares of ECARX Holdings, par value US$0.000005 per share;

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“COVA” means COVA Acquisition Corp., a blank check company that was incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

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“ECARX,” “we,” or “our company” means ECARX Holdings and its subsidiaries (and, in the context of describing ECARX’s historical operations and consolidated financial information, also the former VIEs for the periods ended prior to the Restructuring), and references to “our” financial statements, share capital, securities (including shares, options, and warrants), shareholders, directors, board of directors, and auditors are to those of ECARX Holdings, respectively;

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“ECARX Holdings” means ECARX Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands;

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

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“Geely Auto” means Geely Automobile Holdings Limited, which manages brands including Geely, Lynk & Co, Geometry, and Zeekr, among others;

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“Geely ecosystem” means Geely Auto, Volvo Car, Polestar, smart, Lotus, Proton, LEVC, and other automotive OEMs that are affiliated with or are investee companies of Geely Holding;

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“Geely Holding” means Zhejiang Geely Holding Group Co., Ltd.;

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“Investor Notes” means the convertible notes issued by ECARX Holdings to certain institutional investors in the aggregate principal amount of US$65 million pursuant to the convertible note purchase agreement dated October 25, 2022 between ECARX Holdings and certain institutional investors;

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“Nasdaq” means The Nasdaq Stock Market LLC;

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“Ordinary Shares” means, collectively, Class A Ordinary Shares and Class B Ordinary Shares;

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“PCAOB” means the Public Company Accounting Oversight Board;

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“Public Warrants” means warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued upon the closing of the Business Combination in exchange for the public warrants of COVA that were issued in COVA’s initial public offering that was consummated on February 9, 2021;

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“Renminbi” or “RMB” means the legal currency of China;

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“Restructuring” means a series of transactions that ECARX implemented to restructure its organization and business operations in early 2022, through which the contractual arrangements that allowed us to consolidate our former VIE were terminated;

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“SEC” means the U.S. Securities and Exchange Commission;

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“SoC” means system on a chip;

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“Sponsor” means COVA Acquisition Sponsor LLC, a Cayman Islands limited liability company;

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“Sponsor Warrants” means warrants to purchase Class A Ordinary Shares at an exercise price of US$11.50 per share, which were issued to the Sponsor upon the closing of the Business Combination;

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“U.S. dollars” or “US$” means United States dollars, the legal currency of the United States;

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“U.S. GAAP” means accounting principles generally accepted in the United States of America;

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“VIE” means variable interest entity. “The former VIE” or “Hubei ECARX” means Hubei ECARX Technology Co., Ltd., a former consolidated variable interest entity of ECARX, and “the former VIEs” means Hubei ECARX Technology Co., Ltd. and its subsidiaries; and

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“Warrant Agreement” means the Warrant Agreement dated February 4, 2021 by and between COVA and Continental Stock Transfer & Trust Company, as warrant agent, as amended and assigned to ECARX Holdings pursuant to the Assignment, Assumption and Amendment Agreement dated December 20, 2022 by and between COVA, ECARX Holdings, and Continental Stock Transfer & Trust Company.

Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at a rate of RMB7.0176 to US$1.00, which was the exchange rate in effect as of September 30, 2024 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts referred to in this prospectus could have been, or could be, converted to U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange.
Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding.
References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

FORWARD-LOOKING STATEMENTS
This prospectus contains statements that are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, amongst other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “preliminary,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially, including, but not limited to statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, and the markets in which we operate.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
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the regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;

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the overall economic environment and general market and economic conditions in the jurisdictions in which we operate and beyond;

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the progress and results of the research and development of our products and services, as well as of their manufacturing, launch, commercialization and delivery;

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the conditions and outlook of the automobile and automotive intelligence industries in China and globally;

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our relationships with automotive OEMs, Tier 1 suppliers, and our other customers, suppliers, other business partners and stakeholders;

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our ability to successfully compete in highly competitive industries and markets;

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our ability to continue to adjust our offerings to meet market demand, attract customers to choose our products and services, and grow our ecosystem;

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our ability to execute our strategies, manage growth, and maintain our corporate culture as we grow;

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our anticipated investments in new products, services, collaboration arrangements, technologies and strategic acquisitions, and the effect of these investments on our results of operations;

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changes in the needs for capital and the availability of financing and capital to fund these needs;

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anticipated technology trends and developments and our ability to address those trends and developments with our products and services;

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the safety, price-competitiveness, quality, and breadth of our products and services;

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the loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

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man-made or natural disasters, health epidemics, and other outbreaks including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events, and acts of God such as floods, earthquakes, wildfires, typhoons, and other adverse weather and natural conditions that affect our business or assets;

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exchange rate fluctuations;

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changes in interest rates or rates of inflation;

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legal, regulatory, and other proceedings;

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the results of future financing efforts; and

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all other risks and uncertainties described in “Item 3. Key Information — D. Risk Factors” and “Item 5. Operating and Financial Review and Prospects” in our 2023 Form 20-F.

The forward-looking statements included in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any applicable prospectus supplement.
We would like to caution you not to place undue reliance on these forward-looking statements, and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any applicable prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

OUR COMPANY
Overview
We are transforming vehicles into seamlessly integrated information, communications and transportation devices. We are shaping the interaction between people and cars by rapidly advancing the technology at the heart of smart mobility. Our current core products include infotainment head units, digital cockpits, vehicle chip-set solutions, a core operating system and integrated software stack.
We have established a successful track record since our inception. As of September 30, 2024, there were over 7.3 million vehicles on the road with ECARX products and solutions onboard. As of September 30, 2024, we had a team of over 1,800 employees based in 12 major locations in China, UK, USA, Sweden, Germany and Malaysia, 70% of whom are involved in research and development, providing the foundation for us to serve 26 vehicle brands across the globe.
Automotive Computing Platforms
Since the launch of our first-generation automotive computing platform in the second quarter of 2017, we have revolutionized our platform, taking part in vehicle development projects with our related party Geely Holding and its ecosystem OEMs. Some of our automotive computing platforms are backed up with SoCs from mainstream chip providers while others run on ECARX SoC core modules, which we expect to underpin most of our future product offerings.
Our first-generation automotive computing platform product launched in 2017 was designed for mainstream distributed electronic/electrical architecture. We began working on our digital cockpit in 2019. We launched our first-generation and second-generation digital cockpit products in 2021. We launched our Antora computing platforms and released our Makalu computing platform in March 2023. We also launched the Atlas, Pikes, Galena and Qogir computing platforms in March 2024.
We continue to develop automotive central computing platforms to move from a domain-based electronic/electrical architecture to a more centralized computing platform. We launched Super Brain (SPB), our first central computing platform, in 2023 and we released Antora1000SPB and Antora1000 Pro SPB in March 2024.
Infotainment Head Unit (IHU)
Our IHU supports around view monitoring integration, augmented reality navigation and local-end natural language understanding and processing in addition to regular infotainment functions such as speech assistant service, navigation service, and multi-media. As we continue to upgrade our products, our current IHU product line ranges from IHU 1.0 to IHU 5.0. In 2017, we launched our first-generation IHU. The first major upgrade of our IHU, IHU 3.0, was made at the end of 2018 with the launch of the E01 SoC core module. IHU 3.0 has been widely deployed across multiple vehicle product lines in China and in Malaysia. IHU 5.0, supported by with the second-generation E-series core module, E02, represents a further upgrade of our IHU products. Our IHU 5.0 can also be equipped with V01, our first-generation of automotive-grade AI voice SoC co-developed with our business partners. IHU 5.0 has been deployed in certain Geely ecosystem brand vehicles since 2021 as well as in Changan Mazda and Dongfeng Peugeot-Citroën automobile models.
Digital Cockpit
Digital cockpit is the combination of IHU with digital instrument panel to improve the overall driving experience, enhance safety and offer better connectivity and entertainment options. We started to develop our digital cockpit product in 2019. By breaking the boundaries of silos in the vehicle system, we enable multiple systems to run simultaneously on a single SoC platform, thereby reducing system complexity and consolidating electronic control units without compromising functionalities. Our digital cockpit products allow us to collaborate with automotive developers to manage fewer platforms and toolsets, add new features, and integrate the next-generation in-vehicle experience with reduced development and manufacturing timeframe and costs. They also allow automotive OEMs to respond faster to consumer demands for new apps and services, which is a key step in the transition towards software-defined vehicles.

Our digital cockpit products offer advanced features such as driver information module, heads-up display, rear seat entertainment, multiple-displays, multi-zone voice recognition, 3D user experience, and support for function and ecosystem tailored for each region globally. Our first- and second-generation digital cockpit products are powered by our E03 core module and the Qualcomm® Snapdragon SA8155P, respectively, and have been deployed on Geely, Lynk & Co, smart and Zeekr models since July 2021. Our second-generation digital cockpit products have also been deployed on the Lotus Eletre Hyper-SUV since March 2023. We launched our Antora computing platforms and released our Makalu computing platform in March 2023. We also launched the Atlas, Pikes, Galena and Qogir computing platforms in March 2024.
To lead the vehicle intelligence with supercomputing capability, flash information exchange as well as smart cockpit and ADAS fusion experience, We are developing the automotive central computing platform to move from a domain-based electronic/electrical architecture to a more centralized computing platform. We launched our first central computing platform super brain known as SPB in 2023. We released Antora1000 SPB and Antora1000 Pro SPB in 2024, completing upgrading smart cockpit computing platform into central computing platform. We also launched Atlas and Pikes Computing Platforms in 2024 to empower the future vehicle intelligence.
Antora Computing Platforms
Our current flagship automotive computing platform product is the Antora series. It is specifically designed to increase the overall computing power and meet the increasing SoC demand of vehicles.
The Antora series includes two core products, Antora 1000 computing platform and Antora 1000 Pro computing platform, both of which offer a lower power consumption relative to previous generations of computing platforms and enable fast data transmission rates while supporting rich hardware configurations, and meet highest requirements for function safety and cybersecurity. The Antora series provides a multi-core computing engine, with which automotive OEMs no longer need to replace the hardware platforms every few years in light of the Antora series’ outstanding computing power. This offers an efficient hardware architecture to automotive OEMs and help them speed up time to market.
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Antora 1000 computing platform:   At its core, Antora 1000 computing platform increases the overall computing power, allowing for a faster processing speed, an increase in both data transmission rates and bandwidth, as well as an efficient use of resources. It reduces the development cycles and allows automotive OEMs to introduce new vehicles models at an even faster pace. Antora 1000 computing platform’s advanced intelligent cockpit hardware configuration will provide drivers with a seamless and intuitive experience, enhancing their comfort, convenience, and safety on the road. Antora 1000 has been equipped on Geely ecosystem OEM models and is expected to be rolled out with two FAW Hongqi models

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Antora 1000 Pro computing platform:   By integrating cockpit and parking modules, Antora 1000 Pro computing platform provides the industry with a strong scalability for vehicles with enhanced ADAS and remote parking technologies, features that many automotive OEMs are working to implement into their fleet. Antora 1000 Pro has been debuted in Lynk & Co 08, Lynk & Co 07 and LEVC L380.

The Antora series is based on SiEngine’s SE1000 SoC. This SoC utilizes a 7nm AI processor combined specifically designed for use in digital cockpits to meet the high performance, high reliability and high security needs of automotive-grade hardware. SE1000 adopts the industry-leading multi-core heterogeneous architecture design and high-performance computing cluster, and independent programmable neural processing unit with AI computing power. At the same time, its powerful audio and video processing capabilities can support up to seven high-definition screen outputs and 12 video signal inputs, and it is the first in the industry to be equipped with dual HiFi 5 DSP processors. SE1000 SoC has obtained the AEC-Q100 automotive certification standard and offers enhanced vehicle functional safety. The SoC core modules for the Antora series can support the development of intelligent driving functions, providing a high computing power foundation for the digital cockpit computing platform. They also have built-in independent ASIL B-grade hardware function safety islands that reduce development cycle and cost. The series contains standalone information safety islands with high-performance encryption and decryption engine to support

SM series national encryption algorithms. Different processor clusters independently serve different functional domains and integrate system safety functions of ASIL-B level, greatly improving the real-time, safety and data privacy of the system.
Combining high-performance customized CPU clusters with a heterogeneous computing system, such as CPU, multi-core GPU, and AI-powered neural processing unit, Antora 1000 and Antora 1000 Pro computing platforms are capable of processing inputs from 11 cameras simultaneously and support multiple high-definition outputs through a high-performance 2D or 3D hardware acceleration engine. In addition, each of them has a built-in high-performance acoustics capability to support echo cancellation, noise reduction, voice assistant, and other applications.
Makalu Computing Platform
Consumers are demanding connected vehicles that offer immersive and customizable digital experiences and these are exactly what our AMD-powered Makalu computing platform provides. Makalu utilizes AMD RyzenTM Embedded V2000 Processors with 394K DMIPS and AMD RadeonTM RX 6000 Series GPUs.
Atlas and Pikes Computing Platforms
The Atlas and Pikes computing platforms are powered by the fourth-generation Qualcomm Snapdragon® SoC. Both platforms are certified as automotive grade. Integrating both Flyme Auto operating system and Google Automotive Services (GAS), each of the Atlas and Pikes computing platforms allows ECARX to service automotive OEMs worldwide within a single platform.
The Atlas computing platform has a leading low-power 5-nm process, complying with the AEC-Q100 standard, and has high-performance heterogeneous computing capabilities with high computing power, high bandwidth, and low latency. Combined with our CloudPeak system foundation and toolchain, as well as the global application ecosystem of Flyme Auto and GAS, it can provide users with a great cockpit experience.
Galena computing Platform
Empowered with Qualcomm Snapdragon® automotive-grade SA8155 SoCs, we collaborate with smart and Lynk & Co to create the unique design and user experience. The Galena computing platform integrates both Flyme Auto operating system and GAS.
Qogir Computing Platform
The Qogir computing platform is a joint effort by ECARX and Xingji Meizu Group, built on the Snapdragon 8 Gen 3 mobile platform. Tailored for generative artificial intelligence, it features a 60 TOPS of hybrid edge-side AI computing power, capable of smoothly running large-scale language models, visual models, and generative AI models with up to 10 billion parameters.
The display capabilities of the Qogir computing platform support up to 8K resolution, advanced hardware ray tracing technology, and an ultra-high frame rate of up to 240fps. Optimized for Unreal Engine UE5, it provides robust technical support for real-time 3D environment rendering and immersive entertainment experiences.
Automotive Central Computing Platform
Our automotive central computing platforms represent a move from a domain-based electronic/electrical architecture to a more centralized computing platform that uses less harness and consolidates software in fewer electronic control units. It allows for better integration of different domains including the cockpit, ADAS and other vehicle components such as body electronics, powertrain, chassis and battery management system, improving performance and delivering efficiency and savings to automotive OEMs. Our automotive central computing platforms feature greater compatibility with more software offerings and better support through over-the-air (OTA) upgrades, vehicle-to-everything communication, auto parking and navigation-on-pilot functions.

We are designing and developing our computing platform products in phases and progressive moving towards full centralization. To better assist with clients’ diverse needs for intelligence and expedite the applications, we have expanded our super brain product matrix from one board to one chip including mainstream smart cockpit functions with L2 ADAS or L2+ ADAS.
Our first SPB product was released in 2023. It is one board empowered by multiple chips supercomputing controller based on SE1000 and advanced ADAS chipset that brings together SoC, ADAS SoC, and microcontroller units, and one computer featuring the centralized IT computing and storage for an integrated cockpit and autonomous driving.
We released two other central computing products in our SPB series in 2024. Antora1000 SPB and Antora1000 Pro SPB, redefining the Antora series as central computing platforms. Antora1000 SPB is our first one chip supercomputing controller based on SE1000. Antora1000 Pro SPB is one board with dual SE1000 chips. Powered by SPB, Antora1000 Series SPB is becoming the all-in-one solution that supports intelligent cockpit, autonomous driving assistance and parking assistance.
SoC Core Modules
SoC core modules have been a key component of our technology portfolio since our inception. We started out by working with several semiconductor companies, providing automotive application inputs and collaborating to ensure the SoC core modules meet automotive requirements. While Tier 1 automotive suppliers typically procure consumer grade SoCs developed for the general use in the information and communications technology sector, we work with our chip partner to build in automotive OEM-specific requirements and customize automotive grade SoC core modules to deliver enhanced compatibility and functionality. We integrate the SoCs with key integrated circuits (such as power management integrated circuit, storage (module storage), and interface units (rich peripheral interfaces)), tool chains, and algorithms and develop them into SoC core modules.
Our current production E-Series (E01, E02, and E03) SoC core modules are utilized in our IHU and digital cockpit platforms. The E series core modules incorporate 4G baseband technology and a powerful AI engine core that greatly enhances edge computing capabilities and speed of data analysis at the local end. As the computing-module basis, E series core modules simplify the re-development process for Tier 1 automotive suppliers and reduce the associated development cost and timeframe. We launched E01 and E02 core modules in 2018 and 2020, respectively. E01 core module is made specifically for connected vehicles, to further enhance user experience. E01 core module utilizes a high-speed 64-bit quad-core CPU combined with a dedicated GPU, supporting high-definition 1080p dual-screen display and a 4G modem that provides seamless in-vehicle connectivity and content delivery. E01 core module supports connectivity via 4G, Bluetooth, and Wi-Fi. In 2020, we launched a more powerful E02 core module, which is configured with an eight-core CPU and an independent neural processing unit. It has a built-in 4G TBOX and around view monitoring, which can deliver exceptional computing, graphics, and media processing performance, and is capable of operating in an extended range of thermal conditions. E02 core module has received AEC-Q104 standard certification and has neural processing unit capacity and product integration and supports three separate displays, video and multi-camera (up to six) input, 360-degree surround view system, instrument cluster integration, augmented reality navigation system, driver monitor system, facial recognition, and speed reverse functionalities. E03 core module is based on a high-performance chip customized for in-vehicle digital cockpit systems that we launched in 2021. E03 core module inherits the high computing power, high performance, and cost-effectiveness of prior generations, and is dedicated to the development of infotainment and smart digital cockpit systems. E03 core module utilizes a hardware assisted virtualization architecture to accommodate multiple systems and provide a hypervisor-less cockpit solution. It optimizes graphics processing unit performance and integrates excellent vision processing units. E03 core module also incorporates a hardware security module and is certified according to the AEC-Q100 G3 Grade3 and ISO-26262-ASIL-B standards, boasting enhanced security. E03 core module has been deployed on Lynk & Co models since the third quarter of 2021.
We have also developed tailored SoC core modules for our Antor, Makalu Computing Platform, Atlas and Pike, Qogir Computing Platform. For more information, please see “— Automotive Computing Platform — Digital Cockpit.”

Operating System
The operating system plays an important role in the automotive technology stack as it connects hardware with application software. As such, the operating system architecture directly affects the performance of the automotive computing platform products while the functionalities offered by the operating system can simplify the development of applications that run on top. As software plays increasingly important roles in modern vehicle functions, more application domains are becoming software centric requiring broader coverage by the operating system.
The operating system is another building block of our technology platform. We have developed various operating system components to support intelligent cockpit, ADAS, and vehicle functions with a focus on performance optimization, data flow management as well as functional safety to allow application developers to build innovative functions and applications for the devices powered by our SoC core modules. Our hypervisor virtualization technology enables communication between different system components and optimizing the usage of various system resources. We offer runtime, software development kit, toolchain, and integrated development environment to support the development and testing of software by Tier 1 automotive suppliers and automotive OEMs.
Intelligent Cockpit
We started with the intelligent cockpit domain, where we built operating system components, based on Android, Linux, and RTOS, to bridge the functionalities of SoC and hardware with upper-level services and applications. We extended the functions of Android for Automotive so application developers can access more vehicle features.
Our operating system architecture provides a platform framework for the cross-domain integration of kernel components for intelligent digital cockpit and signifies progress towards the standardization and enhanced reusability of components across different systems and hardware platforms. Operating system components can be individually selected and combined to achieve high levels of customization. As a result, our operating system is highly scalable and capable of significantly lowering the development timeframe and associated costs.
Functional Safety
Our operating system coverage goes beyond the intelligent cockpit domain, and includes vehicle domains with safety operating system for automotive grade functional safety, focusing on safety and security.
We have developed the Safety Operating System based on SafeRTOS to support ASIL-D safety level. The Safety Operating System helps our instrument panel display solution achieve the safety level required by automotive OEM customers. We have also embedded features in the Safety Operating System to support enhanced ADAS by providing safety environment for the planning and control features of the vehicle, which enhance the overall safety of the vehicles and reduce the integration costs for automotive OEMs.
Cloudpeak
Our global research and development teams have built Cloudpeak, a cross-domain system capability foundation, in collaboration with HaleyTek AB, a subsidiary of Volvo Cars.
Cloudpeak brings together separate systems and functionalities into one cohesive and seamless system. The systems architecture is built to fully meet the functional safety and information security requirements of vehicles supporting multiple operating systems and the global mobility ecosystem. We have developed hypervisor virtualization technology that functions across different processing units (such central processing units, graphics processing units, and neural processing units) and allows multiple guest operating systems to run on a single host system at the same time, providing hardware-optimized virtualization services and ensuring safe operations. Cloudpeak also supports 3D sound technology. This technology provides a more immersive and engaging audio experience for both drivers and passengers, enhancing the overall driving experience.

Security is one of the areas we have implemented vigorous measures when developing Cloudpeak. Its security function is certified to meet both the national and international standards and it is compliant with the EAL4 certification. Cloudpeak’s security features include secure build, communication, and storage to protect against unauthorized access and data breaches.
We have empowered our client Volvo with Cloudpeak, which has been certified and launched in more than 80 countries worldwide and has begun user delivery at the beginning of 2024.
Flyme Auto
We have entered into a strategic cooperation arrangement with Xingji Meizu for the development and commercialization of the Flyme Auto intelligent cockpit solutions and we have obtained the rights to distribute the Flyme Auto intelligent cockpit solutions worldwide.
In the China market, we have equipped Polestar 4 with the Polestar OS system. It is built on the basis of the Flyme Auto operating system, integrates the original Polestar theme orange, icons and body textures, and can achieve seamless interconnection between mobile phones and vehicle systems. Mobile applications flow seamlessly to the large screen of the vehicle without installation or data usage, and commonly used apps can be used in the car. At the same time, the network and camera hardware of the mobile phone are shared, and the mobile computing power empowers the entire vehicle, breaking through hardware barriers and achieving a simpler, easier-to-use and borderless new interconnection experience.
Software Stack
We provide a service software framework to connect the application layer to the operating system layer of the overall cockpit system, in addition to a host of intelligent cockpit applications that can be further adapted across domains, platforms and geographies. We are developing software to deliver enhanced ADAS features and vehicle functional safety software over key vehicle systems to enable functionality and improve performance.
Intelligent Cockpit Software Stack
We have been able to abstract and distil a comprehensive set of platform-based middleware solutions for digital cockpit controller and vehicle communication from the substantial amount of automotive projects we have completed in the past. This solution has rich functional components, thousands of standardized API interfaces, and cross-domain (including entertainment domain, vehicle control domain, and ADAS), cross-platform (such as Android, Linux, and QNX), cross-device features that pave the way for universal scalability. It provides complete support for the speedy on-boarding of an extensive application ecosystem encompassing auditory, vocal, and mobility services. Our platform-based middleware connects components of Android Auto Motive with vehicle and vehicle peripheral components, so that these applications can run without the need for specific vehicle adaptation. At the same time, vehicle information can be quickly and safely transmitted to support these applications directly through our platform API once permission is obtained. Multimedia programs, voice engines, and mapping services provided by suppliers from different parts of the world can be swiftly adapted through our platform-based middleware.
We completed the design of the Adaptive API for Android4.x in 2017, which is similar to the Carproperty ID design of Android Auto Motive. It provides a standardized portal for the support of vehicle control applications towards vehicle control domain (such as window control and light control.), air conditioning settings. We further designed the Car Wrapper API with Google Android Auto Motive which represents an optimized solution that allows the use of the same set of software on different models. With the Car Wrapper API once vehicle adaptation is completed through automated script, upper-layer applications will be usable directly in other vehicle models after one coding.
Functional Safety Software Stack
As the world progresses towards a more intelligent, networked, and electrified future, functional safety, as opposed to the traditional concepts of active safety and passive safety, is foundational to and has become a key metric of the automotive industry.

We have accumulated years of experience in the development of functional safety and we are committed to building safe and reliable platform solutions for intelligent cockpit and autonomous driving domains. Our products have obtained the ASIL D ISO26262 process certification and the Germany Rhine functional safety ISO26262 ASIL D product certification, such as the ASIL D SafetyOS certification. Functional safety underpins the quality of our products, our brand value, and our dedication to corporate responsibility.
ECARX AutoGPT
Generative AI represents a significant leap forward in automotive technology, fundamentally transforming how drivers interact with their vehicles, and also reshaping the paradigm of automotive software development. We are developing ECARX AutoGPT, our in-house specialized large language model for the automotive industry, to drive the next generation AI Agent Operating System (AIOS) for intelligent vehicles. ECARX AutoGPT is tailormade for automotive applications on top of the general large language models, integrating AutoAgent, AutoFlow, AutoScene and AutoEco as its core capabilities to enhance the in-vehicle experience.
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AutoAgent leverages extensive automotive knowledge and user data to provide intelligent interactions.

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AutoFlow autonomously selects and utilizes tools based on real-time needs for efficiency and safety during travel.

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AutoScene offers personalized, scenario-based services beyond traditional rule-based responses to meet users’ unique demands.

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AutoEco creates a next-generation AI service ecosystem, seamlessly connecting in-car applications with cross-device experiences, redefining intelligent mobility.

The ECARX AutoGPT driven AIOS is designed for global applications, cross-domain fusion, and onboard/offboard hybrid deployment to ensure the optimal user experience, data privacy and system efficiency.
Enhanced ADAS Software Stack
We aim to provide our users with comprehensive, safe, and reliable solutions for enhanced ADAS features. We have deployed our in-house ADAS algorithms (including BEV large model) and supplier algorithms in chips, and built quantification and KPI verification capabilities.
Our base ADAS software has a full-stack of self-developed software whereas the middleware is based on the advanced combination of QNX + AP Autosar. Our ADAS application software features a full stack of proprietary integration, tracking, prediction, and planning control software. The parking module has the algorithms of AVM 360 surround view and transparent chassis, as well as the full stack self-research capabilities of Automated Parking Assist and Automated Valet Parking algorithms based on the fisheye BEV visual perception that we have developed. In terms of development and verification, we have accumulated full-link data closed-loop, data recycling capability and compliance datasets over the years, enabling our ADAS products to support OEMs to meet CNCAP 5-star requirements.
ADAS Platform
We started research on ADAS related technologies, including visual neural networks, in 2019. We initiated the development of an ADAS solution that is focused on advanced driving domain controller for mass-produced vehicle models in 2021. We, through our subsidiary JICA Intelligent, have developed full stack ADAS research and development capabilities including assisted driving and parking integrated L2 + ADAS capabilities including related hardware development and design capabilities and design verification to product validation verification capabilities.
ECARX Skyland Pro ADAS platform, our first-generation autonomous driving control unit, or ADCU, combines parking and driving solutions to achieve active safety, navigation of pilot on high-speed elevated closed roads, and automated or remote parking assist. It is based on two efficient SoCs with a combined computing power of 116 TOPS and a high safety MCU, providing redundant system architecture and high-level functional safety. Using six driving perception cameras and four parking cameras, supplemented by radar and ultrasonic sensor and LiDAR as perception inputs, with the ADCU as the computing core, the vehicle’s assisted driving planning and control signal outputs are realized, enabling driving and parking assist functions. Leveraging our strategic partnerships on the development of cutting-edge vision perception algorithms, we have engineered an innovative end-to-end full-stack software solution that satisfies the most stringent ISO-26262 safety standards. ECARX Skyland Pro ADAS platform is able to further support more advanced software such as BEV and LiDAR perception. And ECARX Skyland Pro ADAS platform already has been installed on Lynk & Co 08. The versatile suite seamlessly integrates critical capabilities including sensor fusion, prediction, planning, control, and environmental modelling modules. This is enabled by a robust foundation of underlying software and middleware to ensure stable performance in all conditions. As a result, our advanced driver assistance and active safety applications achieve the elevated benchmarks set by China’s New Car Assessment Program.
Additionally, the proprietary platform design provides flexibility for us to continually expand operational design domains and address complex long-tail scenarios across diverse regions.
Lidar Product
Apart from ADAS control unit, we are also developing in-house Lidar products, the solid-state short-range lidar and the semi-solid rotating mirror long-range lidar.
Recent Developments
Financial Information
The following unaudited condensed consolidated statements of comprehensive loss for the nine months and three months ended September 30, 2023 and 2024 and unaudited condensed consolidated statements balance sheets as of September 30, 2024 have been prepared and presented in accordance with US GAAP. Our historical results are not necessarily indicative of results expected for future periods.
The following table presents our unaudited condensed consolidated statements of comprehensive loss for the periods indicated:
	Nine Months Ended September 30,			Three Months Ended September 30,
Millions, except share data and per share data, or otherwise noted	2023	2024	2024	2023	2024	2024
	RMB	RMB	USD	RMB	RMB	USD
Revenue
Sales of goods revenue	1,998.5	2,880.6	410.5	734.2	1,179.9	168.1
Software license revenue	352.2	215.8	30.8	136.6	84.0	12.0
Service revenue	474.5	524.2	74.7	217.8	161.4	23.0
Total revenue	2,825.2	3,620.6	516.0	1,088.6	1,425.3	203.1
Cost of goods sold	(1,566.4)	(2,507.6)	(357.3)	(566.2)	(1,074.6)	(153.1)
Cost of software licenses	(98.5)	(77.5)	(11.0)	(61.3)	(33.4)	(4.8)
Cost of services	(317.3)	(292.2)	(41.6)	(131.6)	(69.8)	(9.9)
Total cost of revenue	(1,982.2)	(2,877.3)	(409.9)	(759.1)	(1,177.8)	(167.8)
Gross profit	843.0	743.3	106.1	329.5	247.5	35.3
Research and development expenses	(790.9)	(917.6)	(130.8)	(309.3)	(344.2)	(49.0)
Selling, general and administrative expenses and others, net	(669.0)	(619.7)	(88.3)	(260.6)	(211.6)	(30.2)
Total operating expenses	(1,459.9)	(1,537.3)	(219.1)	(569.9)	(555.8)	(79.2)

	Nine Months Ended September 30,			Three Months Ended September 30,
Millions, except share data and per share data, or otherwise noted	2023	2024	2024	2023	2024	2024
	RMB	RMB	USD	RMB	RMB	USD
Loss from operation	(616.9)	(794.0)	(113.0)	(240.4)	(308.3)	(43.9)
Interest income	22.9	16.5	2.4	5.0	5.3	0.8
Interest expense	(58.1)	(73.4)	(10.5)	(19.9)	(27.9)	(4.0)
Share of results of equity method investments	(35.7)	(76.2)	(10.9)	(10.3)	(8.6)	(1.2)
Foreign currency exchange (losses)/gains	(14.1)	(3.6)	(0.5)	20.6	0.9	0.1
Others, net	13.3	(18.8)	(2.7)	(38.1)	(0.3)	—
Loss before income taxes	(688.6)	(949.5)	(135.2)	(283.1)	(338.9)	(48.2)
Income tax expense	(0.3)	(0.9)	(0.1)	—	(1.1)	(0.2)
Net loss	(688.9)	(950.4)	(135.3)	(283.1)	(340.0)	(48.4)
Net loss attributable to non-controlling interests	47.0	54.4	7.8	16.3	14.6	2.1
Net loss attributable to ECARX Holdings Inc. ordinary shareholders	(641.9)	(896.0)	(127.5)	(266.8)	(325.4)	(46.3)
Net loss	(688.9)	(950.4)	(135.3)	(283.1)	(340.0)	(48.4)
Other comprehensive loss:
Foreign currency translation adjustments, net of nil income taxes	25.2	(8.5)	(1.2)	(23.8)	5.0	0.7
Comprehensive loss	(663.7)	(958.9)	(136.5)	(306.9)	(335.0)	(47.7)
Comprehensive loss attributable to non- redeemable non-controlling interests	47.0	54.4	7.8	16.3	14.6	2.1
Comprehensive loss attributable to ECARX Holdings Inc.	(616.7)	(904.5)	(128.7)	(290.6)	(320.4)	(45.6)
Loss per ordinary share
– Basic and diluted loss per share, ordinary shares	(1.90)	(2.66)	(0.38)	(0.79)	(0.97)	(0.14)
Weighted average number of ordinary shares used in computing loss per ordinary share
– Weighted average number of ordinary shares	337,395,390	336,667,041		337,395,390	334,158,093

The following table presents our unaudited condensed consolidated statements balance sheets:
Millions, except otherwise noted	As of December 31, 2023	As of September 30, 2024
	RMB	RMB	USD
ASSETS
Current assets
Cash	571.8	645.0	91.9
Restricted cash	27.1	43.4	6.2
Short-term investments	137.9	124.2	17.7
Accounts receivable – third parties, net	285.8	205.3	29.3
Accounts receivable – related parties, net	1,572.7	1,123.3	160.1
Notes receivable	54.6	35.5	5.1
Inventories	160.8	237.2	33.8
Amounts due from related parties	74.1	55.6	7.9
Prepayments and other current assets	443.6	371.4	52.8
Total current assets	3,328.4	2,840.9	404.8
Non-current assets
Long-term investments	301.0	37.7	5.4
Operating lease right-of-use assets	125.2	144.7	20.6
Property and equipment, net	120.8	165.9	23.6
Intangible assets, net	179.3	288.3	41.1
Goodwill	—	25.7	3.7
Other non-current assets – third parties	28.2	23.8	3.4
Other non-current assets – related parties	224.3	277.6	39.6
Total non-current assets	978.8	963.7	137.4
Total assets	4,307.2	3,804.6	542.2
LIABILITIES
Current liabilities
Short-term borrowings	1,200.0	1,607.1	229.0
Accounts payable – third parties	1,820.7	1,384.7	197.3
Accounts payable – related parties	312.8	367.6	52.4
Notes payable	10.0	142.0	20.2
Amounts due to related parties	35.7	384.3	54.8
Contract liabilities, current – related parties	207.0	161.6	23.0
Current operating lease liabilities	35.1	41.1	5.9
Accrued expenses and other current liabilities	615.1	493.6	70.3
Income tax payable	15.8	4.8	0.7
Total current liabilities	4,252.2	4,586.8	653.6
Non-current liabilities
Contract liabilities, non-current – related parties	134.0	55.7	7.9
Convertible notes payable, non-current	455.7	452.1	64.4
Operating lease liabilities, non-current	107.6	131.8	18.8
Warrant liabilities, non-current	5.1	3.4	0.5

Millions, except otherwise noted	As of December 31, 2023	As of September 30, 2024
	RMB	RMB	USD
Provisions	90.9	97.3	13.9
Other non-current liabilities – third parties	48.8	98.8	14.1
Other non-current liabilities – related parties	44.5	47.1	6.7
Deferred tax liabilities	—	31.8	4.5
Total non-current liabilities	886.6	918.0	130.8
Total liabilities	5,138.8	5,504.8	784.4
SHAREHOLDERS’ DEFICIT
Ordinary Shares	—	—	—
Additional paid-in capital	6,096.7	6,201.6	883.7
Accumulated deficit	(6,670.7)	(7,566.7)	(1,078.2)
Accumulated other comprehensive loss	(344.6)	(353.1)	(50.3)
Total deficit attributable to ordinary shareholders	(918.6)	(1,718.2)	(244.8)
Non-redeemable non-controlling interests	87.0	18.0	2.6
Total shareholders’ deficit	(831.6)	(1,700.2)	(242.2)
Liabilities and shareholders’ deficit	4,307.2	3,804.6	542.2

Total revenue
Our total revenue was RMB1,425.3 million (US$203.1 million), up 31% year-over-year.
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Sales of goods revenue.   Our sales of goods revenue was RMB1,179.9 million (US$168.1 million), up 61% year-over-year, primarily driven by continued growth in global demand, and an increase in the sales volume of Antora series and Makalu platform digital cockpits, and autonomous driving control units (ADCU), which contributed approximately 23% and 11% to the total revenue from sales of goods, respectively. The increase in sales of goods revenue was attributable to a RMB495 million (US$71 million) increase in sales volume of automotive computing platform products and a RMB45 million (US$6 million) increase from SoC core modules unit price changes, partially offset by a RMB18 million (US$3 million) decrease due to changes in the per unit price of automotive computing platform products and a RMB54 million (US$8 million) decrease due to decreased sales volume of SoC core modules.

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Software license revenue.   Our software license revenue was RMB84.0 million (US$12.0 million), down 39% year-over-year, primarily attributable to a decrease in the sales volume of navigation and operating software compared to the same period last year.

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Service revenue.   Our service revenue was RMB161.4 million (US$23.0 million), down 26% year-over-year, principally as a result of lower number and value of contracts completed during the third quarter of 2024 compared to the same period last year.

Cost of revenue
Total cost of revenue was RMB1,177.8 million (US$167.8 million), up 55% year-over-year, primarily driven by an increase in the sales volume of digital cockpits and ADCU.
Gross profit
Gross profit was RMB247.5 million (US$35.3 million), down 25% year-over-year, which resulted in a gross margin of 17%. The decrease in gross margin was attributable to the penetration pricing strategy adopted to drive automotive computing platform revenue growth, as well as change in the total revenue mix compared to the same period last year.

Research and development expenses
Research and development expenses were RMB344.2 million (US$49.0 million), up 11% year-over-year, primarily driven by ongoing investments in our core product roadmap and technologies.
Selling, general and administrative expenses and others, net
Selling, general and administrative expenses and others, net were RMB211.6 million (US$30.2 million), down 19% year-over-year, primarily attributable to improved global operating efficiencies and lower share-based compensation expenses during the third quarter of 2024.
Net loss
Net loss was RMB340.0 million (US$48.4 million), compared with RMB283.1 million during the same period last year, primarily attributable to lower gross margin generated with penetration pricing adoption and lower foreign currency exchange gain, partially offset by the decrease in total operating expenses and the change in fair value of derivative and equity security compared to the same period last year.
Total cash
Total cash as of September 30, 2024 was RMB688.4 million (US$98.1 million) including RMB43.4 million of restricted cash.
Non-GAAP Financial Measure
We use adjusted EBITDA in evaluating our operating results and for financial and operational decision-making purposes. Adjusted EBITDA is defined as net loss excluding interest income, interest expense, income tax expense, depreciation of property and equipment, amortization of intangible assets, and share-based compensation expenses.
We present this non-GAAP financial measure because it is used by the management to evaluate our operating performance and formulate business plans. We believe that the non-GAAP measure helps identify underlying trends in our business that could otherwise be distorted by the effects of certain expenses that are included in net loss. We also believe that the use of the non-GAAP measure facilitates investors’ assessment of our operating performance.
Adjusted EBITDA should not be considered in isolation or construed as alternatives to net loss or any other measures of performance or as indicators of our operating performance. Investors are encouraged to compare our historical adjusted EBITDA to the most directly comparable GAAP measure, net loss. Adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review the financial information in its entirety and not rely on a single financial measure.
	Nine Months Ended September 30,			Three Months Ended September 30,
Millions, except otherwise noted	2023	2024	2024	2023	2024	2024
	RMB	RMB	USD	RMB	RMB	USD
Net Loss	(688.9)	(950.4)	(135.3)	(283.1)	(340.0)	(48.4)
Interest income	(22.9)	(16.5)	(2.4)	(5.0)	(5.3)	(0.8)
Interest expense	58.1	73.4	10.5	19.9	27.9	4.0
Income tax expense	0.3	0.9	0.1	—	1.1	0.2
Depreciation of property and equipment	39.7	40.9	5.8	12.6	13.6	1.9
Amortization of intangible assets	17.8	67.8	9.7	5.8	23.1	3.3
EBITDA	(595.9)	(783.9)	(111.6)	(249.8)	(279.6)	(39.8)
Share-based compensation expenses	121.5	117.9	16.8	69.3	47.0	6.7
Adjusted EBITDA	(474.4)	(666.0)	(94.8)	(180.5)	(232.6)	(33.1)

Other Information
On December 20, 2024, our board of directors authorized a share repurchase program under which we may repurchase up to US$20,000,000 of our ordinary shares until the close of business on September 30, 2025, U.S. Eastern Time.
On November 14, 2024, we entered into a components procurement and R&D services agreement, or the Components Procurement and R&D Services Agreement, with Geely Auto, Zhejiang Huanfu and Hangzhou Langge. Pursuant to this agreement, Geely Auto agrees to, subject to certain conditions set forth therein, purchase automobile components and R&D services from us, Zhejiang Huanfu Technology Co., Ltd. and Hangzhou Langge Technology Co., Ltd. (collectively referred to hereinafter as the “Supplier Group”) to further enhance the driving technology system for new energy vehicles of Geely Auto. The agreement has a term of three years and ends on December 31, 2027. The aggregated annual caps covered by the Components Procurement and R&D Services Agreement — totaling RMB6,387.281 million, RMB6,430.855 million and RMB6,489.889 million for the Supplier Group for 2025, 2026 and 2027, respectively — will be exempt from the requirement of the approvals of independent shareholders of Geely Auto pursuant to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, or the Listing Rules; and the parties are not restrained from transacting beyond the exempt amounts under this agreement as long as Geely Auto complies with the requirements under the Listing Rules. The rights and obligations of the parties to the agreement are subject to the fulfilment (or waiver, as applicable) of various conditions precedent. We will continue to be a stable and reliable source of automobile components and R&D support for the manufacturing of new energy vehicles for brands within Geely Auto, such as ZEEKR and LYNK & CO, under the Components Procurement and R&D Services Agreement. Beyond this, we remain committed to serving brands outside Geely Auto, such as Volvo, smart, Lotus and Polestar, and expanding its global footprints within and without Geely Auto.
During the third quarter of 2024, we acquired a controlling financial interest in Hubei Dongjun Automotive Electronic Technology Co., Ltd, or Hubei Dongjun, marking a significant step towards the building of our in-house production capabilities in China. We previously held 49% equity in Hubei Dongjun and we acquired the remaining 51% equity for a cash consideration of RMB23.5 million. In addition, our Fuyang facility commenced production in April 2024 and its production capacity has quickly ramped up, symbolizing a critical milestone in our strategy to vertically integrate production and supply chain capabilities.
In August 2024, we sold our minority stake in HaleyTek AB, a joint venture established between Volvo Car Corporation and us to develop software for Android-powered infotainment systems, to Volvo Cars. We will however continue to collaborate with Volvo Cars and with HaleyTek AB to develop technology solutions to enhance the driving experience of automobiles made by Volvo Cars and related brands such as Polestar.
Mr. Tao Li was appointed as our director on July 29, 2024 to replace Mr. Tan Su.
In March 2024, we released the 200-meter long-range semi-solid LiDAR and compact short-range flash solid-state LiDAR following the acquisition of a controlling equity interest in Suzhou Photon Matrix Optoelectronics Technology Co., Ltd. in January 2024. This positions us as a provider of new components for intelligent vehicles more broadly.
Our Corporate Structure
ECARX Holdings is not an operating company but a Cayman Islands holding company. We conduct operations through our subsidiaries, with our operations in China currently being conducted by our PRC subsidiaries. Investors in the Class A Ordinary Shares or in ECARX Holdings are not acquiring equity interest in any operating company but instead are acquiring interest in a Cayman Islands holding company. This holding company structure involves unique risks to investors. As a holding company, ECARX Holdings may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to ECARX Holdings may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. In addition, PRC regulatory authorities could disallow this holding company structure and limit or hinder our ability to conduct our business through, receive dividends or distributions from, or transfer funds to, the operating companies or list on a U.S. or other foreign exchange, which could cause the value of our securities to significantly decline or become worthless.
Historically, we conducted our operations in China through our PRC subsidiaries and through Hubei ECARX Technology Co., Ltd., the former VIE, with which we, our subsidiary, and the nominee shareholders of the former VIE entered into certain contractual arrangement. PRC laws, regulations, and rules restrict and impose conditions on foreign investment in certain types of businesses, and we operated certain businesses, including businesses that were subject to such restrictions and conditions in China such as surveying and mapping services and ICP businesses, through the former VIE. We did not own any equity interest in the former VIEs and relied on the contractual arrangements to direct their business operations. Such structure enables investors to invest in China-based companies in sectors where foreign direct investment is prohibited or restricted under PRC laws and regulations. We effected the Restructuring in 2022 and terminated the VIE corporate structure. The termination was due to the increased regulatory scrutiny over such structure and because the businesses and assets relating to surveying and mapping services and ICP businesses held by Hubei ECARX, the former VIE, were inconsequential to our operations in 2020 and 2021 and which we believe have not had and will not have any material impact on our business operations or financial results. Following the Restructuring in 2022, the contractual arrangement of the VIE structure was terminated and currently we do not have any VIE in China.
The following diagram illustrates our corporate structure, including our principal and other subsidiaries as of the date of this prospectus.
We face various legal and operational risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, the PRC government has issued statements and regulatory actions relating to areas such as regulatory approvals on overseas offerings and listings by, and foreign investment in, China-based issuers, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. It remains uncertain how PRC government authorities will regulate overseas listings and offerings in general and whether we can fully comply with applicable regulatory requirements, including completing filings with the China Securities Regulatory Commission, or the CSRC, and whether we are required to complete other filings or obtain any specific regulatory approvals from the CSRC, the Cyberspace Administration of China, or the CAC, or any other PRC government authorities for our overseas offerings and listings, as applicable. In addition, if future regulatory developments mandate clearance of cybersecurity review or other specific actions to be completed by China-based companies listed on foreign stock exchanges, such as us, we face uncertainties as to whether such clearance can be timely obtained, or at all. These risks may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a stock exchange in the United States or any other foreign country. These risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For a detailed description of risks relating to doing business in China, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China” in our 2023 Form 20-F.
The PRC government’s significant authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature, such as data security or anti-monopoly related regulations, may cause the value of such securities to significantly decline. For more details, see “Item 3. Key Information —  D. Risk Factors — Risks Relating to Doing Business in China — The PRC government has significant oversight and discretion over our business operations, and it may influence our operations as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of our securities” in our 2023 Form 20-F.
Risks and uncertainties regarding the interpretation and enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and the value of our Class A Ordinary Shares. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Risks and uncertainties regarding the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us, hinder our ability and the ability of any holder of our securities to offer or continue to offer such securities, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless” in our 2023 Form 20-F.
Cash Transfers and Dividend Distribution
Cash is transferred from ECARX Holdings to our subsidiaries through capital contributions, loans, and inter-company advances. In addition, cash may be transferred among our subsidiaries, through capital contributions, loans and settlement of transactions. Under our cash management policy, the amount of inter-company transfers of funds is determined based on the working capital needs of the subsidiaries and inter-company transactions, and is subject to internal approval processes and funding arrangements. Our management regularly reviews and monitors the cash flow forecast and working capital needs of our subsidiaries.
Advances and loans.   In 2021, (i) ECARX Holdings made advances in the principal amount of US$478.5 million to ECARX Technology Limited and provided loans in the principal amount of US$11.0 million to our subsidiaries ECARX Limited and ECARX Sweden AB, and (ii) ECARX Technology Limited provided a loan in the principal amount of US$2.3 million to our subsidiary, ECARX Sweden AB, which has been fully repaid. In 2022, (i) ECARX Holdings made advances in the principal amount of US$50.9 million to ECARX Technology Limited; (ii) ECARX Holdings provided loans in the principal amount of US$3.0 million to ECARX Sweden AB; (iii) ECARX Holdings provided loans in the principal amount of US$35.0 million to ECARX (Hubei) Tech Co., Ltd.; (iv) ECARX Holdings made advances in the principal amount of US$21.0 million to ECARX Group Limited; (v) ECARX Holdings received US$8.8 million as repayment from ECARX Sweden AB; and (vi) JICA Intelligent Robotics Co., Ltd., or JICA Intelligent, provided loans in the principal amount of RMB150.0 million to ECARX (Hubei) Tech Co., Ltd. In 2023, (i) ECARX Technology Limited repaid US$119.3 million to ECARX Holdings, (ii) ECARX Holdings made advances in the principal amount of US$115.0 million to ECARX Group Limited and US$2.7 million to ECARX Technology Limited, (iii) ECARX Group Limited repaid US$33.4 million to ECARX Holdings, (iv) ECARX Holdings provided loans in the principal amount of US$15.0 million to ECARX (Hubei) Tech Co., Ltd., (v) ECARX Technology Limited provided loans in the principal amount of US$0.4 million to ECARX Limited, which has been fully repaid, and (vi) ECARX (Hubei) Tech Co., Ltd. repaid RMB150.0 million to JICA Intelligent.
Capital contribution.   In 2021, ECARX Technology Limited made capital contribution of US$7.6 million, US$250.0 million, and US$75.0 million to our subsidiaries, ECARX Sweden AB, ECARX (Wuhan) Technology Co., Ltd., and ECARX (Hubei) Tech Co., Ltd., respectively. In 2021, ECARX (Wuhan) Technology Co., Ltd., a subsidiary of ours, made capital contribution of RMB10.0 million to

ECARX (Shanghai) Technology Co., Ltd., another subsidiary of ours. In 2022, ECARX Technology Limited made capital contribution of US$14.6 million and US$25.0 million to its subsidiaries, ECARX Limited and ECARX (Hubei) Tech Co., Ltd., respectively. In 2023, (i) ECARX Group Limited made capital contribution of US$100.0 million to ECARX Technology Limited; (ii) ECARX Technology Limited made capital contribution of US$60.0 million to ECARX (Hubei) Tech Co., Ltd., and US$31.5 million to its subsidiary, ECARX Limited; (iii) ECARX (Hubei) Tech Co., Ltd. made capital contribution of RMB51.0 million to its subsidiary, JICA Intelligent; and (iv) ECARX Holdings converted its £3.0 million loan to ECARX Limited into equity. In 2021, 2022, and 2023, Hubei ECARX received RMB2.1 billion, RMB157.0 million, and nil in the form of loans from our subsidiaries, respectively. (v) ECARX Limited made capital contribution of US$2.7 million to ECARX Americas Inc.
Cash transfers involving Hubei ECARX, the former VIE.   In 2021 and 2022, Hubei ECARX received RMB2.1 billion and RMB157.0 million in the form of loans from our subsidiaries, respectively. In 2021, subsidiaries of Hubei ECARX made payments totaling US$1.7 million to ECARX Technology Limited relating to certain sales transactions. In 2021, Hubei ECARX received RMB270.0 million in the form of loans from JICA Intelligent. In 2022, Hubei ECARX, ECARX Technology, and ECARX (Hubei) Tech Co., Ltd. made payments totaling RMB36.1 million, US$2.2 million, and RMB60.0 million, respectively, to ECARX Sweden AB relating to certain research and development expense. In 2022, Hubei ECARX made payments totaling RMB270.0 million to JICA Intelligent. In 2023, ECARX Technology and ECARX (Hubei) Tech Co., Ltd. made payments totaling US$1.2 million and RMB204.7 million, respectively, to ECARX Sweden AB relating to certain research and development expense. Following the Restructuring in 2022, we no longer have any VIE in China.
We, our subsidiaries, and, for the periods ended prior to the Restructuring, the former VIEs, have not declared or paid dividends or made any distributions as of the date of this prospectus. We do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends in the future will be at the discretion of our board of directors.
We are subject to various restrictions on inter-company fund transfers and foreign exchange control.
Dividends.   ECARX Holdings is a holding company and may rely on dividends and other distributions on equity paid by our mainland China subsidiaries for its cash and financing requirements. Restrictions on the ability of our mainland China subsidiaries to pay dividends to an offshore entity primarily include: (i) our mainland China subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of applicable statutory conditions and procedures, if any, determined in accordance with accounting standards and regulations in mainland China; (ii) each of our mainland China subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; (iii) our mainland China subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and (iv) a withholding tax, at the rate of 10% or lower, is payable by our mainland China subsidiary upon dividend remittance. Such restrictions could have a material and adverse effect on the ability of ECARX Holdings to distribute profits to its shareholders. Under Cayman Islands law, while there are no exchange control regulations or currency restrictions, ECARX Holdings is also subject to certain restrictions under Cayman Islands law on dividend distribution to its shareholders, namely that it may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in ECARX Holdings being unable to pay its debts as they fall due in the ordinary course of business.
Capital expenses.   Approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, our mainland China subsidiaries are required to obtain approval from the State Administration of Foreign Exchange, or SAFE, or complete certain registration process in order to use cash generated from their operations to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi.
Shareholder loans and capital contributions.   Loans by us to our mainland China subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of

SAFE, and any capital contribution from us to our mainland China subsidiaries is required to be registered with the competent government authorities in mainland China.
The Holding Foreign Companies Accountable Act
Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, as amended by the Consolidated Appropriations Act, 2023, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. As of the date of this prospectus, the PCAOB has not issued any new determination that it is unable to inspect or investigate completely registered public accounting firms headquartered in any jurisdiction. For this reason, we do not expect to be identified as a Commission-Identified Issuer under the HFCAA following the filing of our 2023 Form 20-F. Each year, the PCAOB will determine whether it can inspect and investigate completely registered public accounting firms in mainland China and Hong Kong, among other jurisdictions. If PCAOB determines in the future that it no longer has full access to inspect and investigate completely registered public accounting firms in mainland China and Hong Kong and we continue to use a registered public accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a Commission-Identified Issuer following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a Commission-Identified Issuer for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections” and “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Our securities may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2023 Form 20-F.
Arrangements with Respect to Certain Personal Data
In response to the move by PRC government authorities to tighten the regulatory framework governing data security, cybersecurity and privacy, in September 2021 we initiated the process to transfer the rights of our mainland China subsidiaries and of the former VIE to access personal data relevant to their respective business operations to Zhejiang Huanfu Technology Co., Ltd., or Zhejiang Huanfu, an entity controlled by our controlling shareholder. The transfer was completed in December 2021 and as of the date of this prospectus, our mainland China subsidiaries do not have any right to access any personal data other than certain employee personal data and certain vehicle identification numbers provided by automotive OEMs in association with our provision of services. In January 2022, we entered into a procurement framework agreement with Zhejiang Huanfu and thereafter concluded several procurement-related contracts pursuant to the procurement framework agreement to procure certain data-related services from Zhejiang Huanfu and fulfill our obligations to our PRC customers that were committed to prior to the aforementioned transfer to Zhejiang Huanfu for the sole purpose of restricting our access to personal data. Under these contracts, we engaged Zhejiang Huanfu to provide telematics service provider services relating to hosting of information, including personal data, as well as IT system support and troubleshooting. We also license certain intellectual property to Zhejiang Huanfu to enable it to perform its services. These contracts are governed by terms that we typically enter into with our suppliers.

Permission Required from the PRC Authorities for Our Operations
We conduct our operations in China through our PRC subsidiaries. Each of our mainland China subsidiaries is required to obtain, and has obtained, a business license issued by PRC authorities such as the State Administration for Market Regulation and its local counterparts. Our mainland China subsidiaries are also required to obtain, and have obtained, additional operating licenses and permits in connection with their operations, including but not limited to the model confirmation, compulsory product certifications, and network connection licenses for certain of our products. None of our mainland China subsidiaries has been subject to any penalties or other disciplinary actions from any authority in mainland China for the failure to obtain or insufficiency of any approvals or permits in connection with the conduct of its business operations as of the date of this prospectus.
The PRC government has sought to exert more control and impose more restrictions on China-based issuers raising capital overseas and such efforts may continue or intensify in the future. On July 6, 2021, the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, which emphasized the need to strengthen the supervision over overseas listings by mainland China-based companies, was enacted. Effective measures, such as promoting the establishment of regulatory frameworks, are to be taken to deal with the risks and incidents of mainland China-based overseas-listed companies, cybersecurity and data privacy protection requirements, and similar matters. The revised Measures for Cybersecurity Review issued by the CAC, and several other administrations on December 28, 2021 (which took effect on February 15, 2022) require that, both critical information infrastructure operators purchasing network products or services that affect or may affect national security and “online platform operators” carrying out data processing activities that affect or may affect national security should be subject to the cybersecurity review. As of the date of this prospectus, (i) we have not been informed that we are a critical information infrastructure operator or a data processor conducting data processing activities that affect or may affect national security by any government authority, although it is uncertain whether we would in fact be categorized as such under the PRC law; and (ii) we have not been involved in any investigations or cybersecurity review by the CAC and we have not received any official inquiry, notice, warning, or sanctions in this respect. On February 17, 2023, the CSRC released several regulations regarding the filing requirements for overseas offerings and listings by mainland China-based issuers, including the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines, or collectively the Overseas Listing Filing Rules, which took effect on March 31, 2023. According to the Overseas Listing Filing Rules, for an issuer which is already listed, it should make filing in accordance with the Overseas Listing Filing Rules if: (i) it issues additional convertible bonds, exchangeable bonds or preferred shares, (ii) it issues additional securities in the same overseas market, excluding securities issued for the purpose of implementing equity incentive, distribution of stock dividends, share split, etc., (iii) it issues additional securities in several offerings within its authorized scope; or (iv) it conducts a secondary listing or primary listing in any other overseas market. Failure to comply with the filing requirements may result in fines, suspension of their businesses, revocation of their business licenses and operation permits and fines on the controlling shareholder and other responsible persons. On February 17, 2023, the CSRC issued the Notice on Administrative Arrangements for the Filing of Domestic Enterprise’s Overseas Offering and Listing, which stipulates that mainland China-based issuers like us that have completed overseas listings prior to March 31, 2023 are not required to file with CSRC immediately, but must carry out filing procedures as required if we conduct refinancing or if other circumstances arise, which will require us to make a filing with the CSRC. We are required to make a filing with the CSRC after the completion of any future offering made pursuant to this prospectus and for our other future offerings and listing of our securities in an overseas market under the Overseas Listing Filing Rules.
Based on the opinion of Han Kun Law Offices, our legal counsel as to the law of mainland China, according to its interpretation of the laws and regulations of mainland China currently in effect, we believe that, as of the date of this prospectus, we and our PRC subsidiaries (i) are not required to obtain any permissions from the CSRC, and (ii) have not been asked to obtain or denied any permissions by any PRC government authority, in connection with a potential offering under this prospectus, other than the CSRC filing procedure we are required to make after the completion of an offering made pursuant to this prospectus. For more detailed information, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — The approval of and filing with the CSRC or other PRC government authorities may be required in connection with the Business Combination, our previous offerings and listing under PRC law, and, if so required, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded” in our 2023 Form 20-F. Any failure to obtain or delay in obtaining the required approvals or completing the required procedures could subject us to restrictions and penalties imposed by the CSRC, the CAC, or other PRC regulatory authorities, which could include fines and penalties on our operations in China, delays of or restrictions on the repatriation of the proceeds from our overseas offerings into China, or other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects.
If (i) we do not receive or maintain any permits or approvals required of us, (ii) we inadvertently concluded that certain permits or approvals have been acquired or are not required, or (iii) applicable laws, regulations, or interpretations thereof change and we become subject to the requirement of additional permits or approvals in the future, we may have to expend significant time and costs to procure them. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest into China as foreign investments or accept foreign investments, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. For more detailed information, see “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Risks and uncertainties regarding the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us, hinder our ability and the ability of any holder of our securities to offer or continue to offer such securities, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless” in our 2023 Form 20-F.
The Business Combination
On December 20, 2022, we consummated the Business Combination with COVA, pursuant to the Agreement and Plan of Merger, dated as of May 26, 2022. COVA was a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On December 21, 2022, our Class A Ordinary Shares and Warrants were listed on The Nasdaq Global Market under the symbol “ECX” and “ECXWW,” respectively.
Summary of Risk Factors
Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in “Item 3. Key Information — D. Risk Factors” in our 2023 Form 20-F, which is incorporated herein by reference.
Risks Relating to Our Business and Industry
•
We have a relatively limited operating history and face significant challenges in a fast-developing industry;

•
If our solutions do not effectively address the evolution of the automotive industry or automotive intelligence technologies, our business could be adversely affected;

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Changes in automobile sales and market demand can adversely affect our business;

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Disruptions in the supply of components or the underlying raw materials used in our products may materially and adversely affect our business and profitability;

•
A reduction in the market share or changes in the product mix offered by our customers could materially and adversely affect our business, financial condition, and results of operations;

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The automotive intelligence industry is highly competitive, and we may not be successful in competing in this industry;

•
We had negative net cash flows from operations in the past and have not been profitable, which may continue in the future;

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We currently have a concentrated customer base with a limited number of key customers, particularly including certain of our related parties such as Geely Holding’s subsidiaries. The loss of one or more of our key customers, or a failure to renew our agreements with one or more of our key customers, could adversely affect our results of operations and ability to market our products and services;

•
We are subject to risks and uncertainties associated with international operations, which may harm our business;

•
Our automotive intelligence technologies and related hardware and software could have defects, errors, or bugs, undetected or otherwise, which could create safety issues, reduce market adoption, damage our reputation with current or prospective customers, or expose us to product liability and other claims that could materially and adversely affect our business, financial condition, and results of operations;

•
We rely on our business partners and other industry participants. Business collaboration with partners is subject to risks, and these relationships may not lead to significant revenue. Any adverse change in our cooperation with our business partners could harm our business;

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Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our shareholders or introduce covenants that may restrict our operations or our ability to pay dividends;

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A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition;

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We are subject to risks relating to the Restructuring;

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We may not be able to realize the potential financial or strategic benefits of business ventures, acquisitions or strategic investments and we may not be able to successfully integrate acquisition targets, which could impact our ability to grow our business, develop new products or sell our products;

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We may incur material losses and costs as a result of warranty claims, product recalls, and product liabilities that may be brought against us; and

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Our business is subject to complex and evolving laws and regulations regarding cybersecurity, privacy, data protection and information security in China and elsewhere. Any privacy or data security breach or any failure to comply with these laws and regulations could damage our reputation and brand, result in negative publicity, legal proceedings, increased cost of operations, warnings, fines, service or business suspension, or otherwise harm our business and results of operations.

Risks Relating to Doing Business in China
•
ECARX Holdings is not an operating company but a Cayman Islands holding company. We conduct operations through our subsidiaries, with our operations in China currently being conducted by our PRC subsidiaries. This holding company structure involves unique risks to investors. As a holding company, ECARX Holdings may rely on dividends from its subsidiaries for cash requirements, including any payment of dividends to its shareholders. The ability of our subsidiaries to pay dividends or make distributions to ECARX Holdings may be restricted by laws and regulations applicable to them or the debt they incur on their own behalf or the instruments governing their debt. In addition, PRC regulatory authorities could disallow this holding company structure and limit or hinder our ability to conduct our business through, receive dividends or distributions from, or transfer funds to, the operating companies or list on a U.S. or other foreign exchange, which could cause the value of our securities to significantly decline or become worthless. See “Item 3. Key Information — Our Holding Company Structure and China Operations” and “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — We may rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our mainland China subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” of our 2023 Form 20-F for details;
•
The PRC government has significant oversight and discretion over our business operations, and it may influence on our operations as part of its efforts to enforce PRC law, which could result in a material adverse change in our operations and the value of our securities;

•
Risks and uncertainties arising from the legal system of China, including those relating to the interpretation and enforcement of PRC laws and regulations and that rules and regulations in China can change quickly with little advance notice, could limit the legal protections available to you and us, hinder our ability and the ability of any holder of our securities to offer or continue to offer such securities, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless. See “Item 3. Key Information — D. Risk Factors — Risks Relating to Doing Business in China — Risks and uncertainties regarding the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us, hinder our ability and the ability of any holder of our securities to offer or continue to offer such securities, result in a material adverse change to our business operations, and damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless” of our 2023 Form 20-F for details;

•
The approval of and filing with the CSRC or other PRC government authorities may be required in connection with our offerings under PRC law, and, if so required, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded. Any failure to or delay in obtaining such approval or complying with such filing requirements in relation to our offerings, or a rescission of such approval, could subject us to sanctions imposed by the CSRC or other PRC government authorities;

•
The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections of our auditor in the past has deprived our investors with the benefits of such inspections;

•
Our securities may be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in mainland China and Hong Kong. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment;

•
Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult;

•
The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of mainland China companies, which could make it more difficult for us to pursue growth through acquisitions in China; and

•
Substantial uncertainties exist with respect to the interpretation and implementation of 2019 PRC Foreign Investment Law and its Implementation Rules.

Risks Relating to Our Securities
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The price of our securities may be volatile, and the value of our securities may decline;

•
A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities;

•
If we do not meet the expectations of equity research analysts, if they do not publish research reports about our business or if they issue unfavorable commentary or downgrade our securities, the price of our securities could decline;

•
Sales of a substantial number of our securities in the public market could cause the price of our securities to fall; and

•
Future issuance of Ordinary Shares will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

Corporate Information
The mailing address of our principal executive office is 12/F, Tower 2, Park Place, 88 Baise Road, Xuhui District, Shanghai 200231, People’s Republic of China, and its phone number is +86 (0571) 8530 6757. Our corporate website address is https://www.ecarxgroup.com/. The information contained in, or accessible through, our website does not constitute a part of this prospectus. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, N.Y. 10168.
Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

RISK FACTORS
Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described under “Item 3. Key Information — D. Risk Factors” in our 2023 Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference or included in this prospectus or any accompanying prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.
Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2024 on a historical basis.
This table should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the notes thereto in our 2023 Form 20-F, which is incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.
	As of September 30, 2024
	RMB in millions	US$ in millions
Cash and restricted cash	688.4	98.1
Short-term borrowings	1,607.1	229.0
Convertible notes payable, net	452.1	64.4
Borrowings and other financial liabilities	2,059.2	293.4
Total shareholders’ deficit	(1,700.2)	(242.2)
Total capitalization	359.0	51.2

DESCRIPTION OF SHARE CAPITAL
The following description of the material terms of our securities includes a summary of specified provisions of our currently effective memorandum and articles of association. This description is qualified by reference to our currently effective memorandum and articles of association. All capitalized terms used in this section are as defined in our currently effective memorandum and articles of association, unless elsewhere defined herein.
We are a Cayman Islands exempted company with limited liability and our affairs are governed by our currently effective memorandum and articles of association, the Cayman Islands Companies Act, and the common law of the Cayman Islands.
Our authorized share capital is US$50,000 divided into 10,000,000,000 shares of a par value of US$0.000005 each, consisting of 8,000,000,000 Class A Ordinary Shares, 1,000,000,000 Class B Ordinary Shares and 1,000,000,000 shares of a par value of US$0.000005 each of such class or classes (however designated) as our board of directors may determine in accordance with our currently effective memorandum and articles of association. All Ordinary Shares issued and outstanding as of the date of this prospectus are fully paid and non-assessable.
The following are summaries of material provisions of our currently effective memorandum and articles of association and the Cayman Islands Companies Act insofar as they relate to the material terms of the Ordinary Shares. A summary description of the Warrants is also set forth below.
Ordinary Shares
General
Holders of Class A Ordinary Shares and Class B Ordinary Shares generally have the same rights except for voting and conversion rights. We maintain a register of members and a shareholder will only be entitled to a share certificate if our board of directors resolves that share certificates be issued.
Although Mr. Eric Li (Li Shufu) and Mr. Ziyu Shen, collectively referred to as the “Co-Founders” and each a “Co-Founder,” control the voting power of all of the issued and outstanding Class B Ordinary Shares, their controls over those shares are not permanent and are subject to reduction or elimination. As further described below, upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not Mr. Li or Mr. Shen or an affiliate of them, those shares will automatically and immediately convert into Class A Ordinary Shares.
Dividends
The holders of Ordinary Shares are entitled to such dividends as the board of directors may in its discretion lawfully declare from time to time, or as shareholders may declare by ordinary resolution but no dividend shall exceed the amount recommended by the board of directors. Class A Ordinary Shares and Class B Ordinary Shares rank equally as to dividends and other distributions. Dividends may be paid either in cash or in specie.
Voting Rights
In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each Class A Ordinary Share is entitled to one vote and each Class B Ordinary Share is entitled to ten votes. Voting at any meeting of shareholders is decided by way of a poll and not by way of a show of hands. A poll shall be taken in such manner as the chairperson of the meeting directs and the result of a poll shall be deemed to be the resolution of the meeting.
Class A Ordinary Shares and Class B Ordinary Shares shall vote together on all matters as a single class except as otherwise required by law. An ordinary resolution to be passed by the shareholders requires a simple majority of votes cast by such shareholders as, being entitled to do so, vote at a general meeting of our company, while a special resolution requires not less than two-thirds of votes cast by such shareholders as, being entitled to do so, vote at a general meeting of our company. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all members entitled to vote. A special resolution is required for important matters such as a change of name or making changes to our then existing memorandum and articles of association.
Optional and Mandatory Conversion
Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.
Upon any direct or indirect sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof or the direct or indirect transfer or assignment of the voting power attached to such Class B Ordinary Shares through voting proxy or otherwise to any person which is not Mr. EricLi (Shufu) Li or Mr. Ziyu Shen, each referred to as a “Co-Founder,” or their respective affiliate, such Class B Ordinary Share will automatically and immediately convert into an equal number of Class A Ordinary Share if the Co-Founder does not continue to have sole dispositive power and exclusive voting control over the Class B Ordinary Shares after such sale, transfer, assignment, or disposition.
Upon any direct or indirect sale, transfer, assignment, or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person that is not a Co-Founder or their respective affiliate; provided, that any such direct or indirect sale, transfer, assignment, or disposition to an affiliate of a Co-Founder, shall result in the automatic and immediate conversion of the Class B Ordinary Shares into an equal number of Class A Ordinary Shares if the Co-Founder does not continue to have sole dispositive power and exclusive voting control over the Class B Ordinary Shares after such sale, transfer, assignment, or disposition.
Transfer of Ordinary Shares
Subject to applicable laws, including securities laws, and the restrictions contained in the amended and restated memorandum and articles of association of ECARX Holdings and to any lock-up agreements to which a shareholder may be a party, any shareholder may transfer all or any of their Class A Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Class B Ordinary Shares may be transferred only to a Co-Founder or a Co-Founder’s affiliate and any Class B Ordinary Shares transferred otherwise will be converted into Class A Ordinary Shares as described above. See “— Optional and Mandatory Conversion.”
Our board of directors may in their absolute discretion decline to register any transfer of shares which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any share unless:
•
the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•
the instrument of transfer is in respect of only one class of shares;

•
the instrument of transfer is properly stamped, if required;

•
in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; or

•
a fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our board of directors refuses to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Liquidation
On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.
Redemption and Repurchase of Ordinary Shares
Subject to the provisions of the Companies Act (As Revised) of the Cayman Islands, we may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or us. The redemption of such shares will be effected in such manner and upon such other terms as we may, by either our board of directors or by the shareholders by ordinary resolution, determine before the issue of the shares. We may purchase our own shares (including any redeemable shares) on such terms and in such manner and terms as have been approved by the our board of directors or by the shareholders by ordinary resolution.
Variations of Rights of Shares
If at any time our share capital is divided into different classes of shares, all or any of the rights attached to any class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class, or with the sanction of a special resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class where at least one-third (1/3) in nominal or par value amount of the issued shares of that class are present (provided that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum).
General Meetings of Shareholders
We may (but shall not be obliged to) in each calendar year hold an annual general meeting. The annual general meeting shall be held at such time and place as our board of directors may determine. At least seven calendar days’ notice shall be given for any general meeting. The chairperson of our board of directors or our board of directors may call general meetings. Our board of directors must convene an extraordinary general meeting upon the requisition of shareholders holding at least one-third of the votes attaching to all issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings of our company. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting present shall be a quorum for all purposes; provided, that the presence in person or by proxy of holders of a majority of our Class B Ordinary Shares shall be required in any event.
Inspection of Books and Records
Our board of directors will determine whether, to what extent, at what times and places and under what conditions or regulations our accounts and books will be open to the inspection by shareholders, and no shareholder will otherwise have any right of inspecting any account or book or document of us except as required by law or authorized by our board of directors or our shareholders by special resolution.

Changes in Capital
We may from time to time by ordinary resolution:
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increase our share capital by new shares of such amount as we think expedient;

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consolidate and divide all or any share capital into shares of a larger amount than existing shares;

•
sub-divide our existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•
cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner authorized by the Companies Act (As Revised) of the Cayman Islands.
Registration Rights
Certain of our shareholders are entitled to certain registration rights, pursuant to which we have agreed to provide customary demand registration rights and “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file and have filed a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.

DESCRIPTION OF PREFERRED SHARES
The particular terms of each issue or series of preferred shares will be described in the applicable prospectus supplement. This description will include, where applicable, a description of:
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the title and nominal value of the preferred shares;

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the number of preferred shares we are offering;

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the liquidation preference per preferred share, if any;

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the issue price per preferred share (or if applicable, the calculation formula of the issue price per preferred share);

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whether preferential subscription rights will be issued to existing shareholders;

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the dividend rate per preferred share, dividend period and payment dates and method of calculation for dividends;

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whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

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our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

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the relative ranking and preferences of the preferred shares as to dividend rights (preferred dividend if any) and rights if we liquidate, dissolve or wind up the company;

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the procedures for any auction and remarketing, if any;

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the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

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any listing of the preferred shares on any securities exchange or market;

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whether the preferred shares will be convertible into our Class A Ordinary Shares or preferred shares of another category, and, if applicable, conditions of an automatic conversion into Class A Ordinary Shares , if any, the conversion period, the conversion price, or how such price will be calculated, and under what circumstances it may be adjusted;

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voting rights, if any, of the preferred shares;

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preemption rights, if any;

•
other restrictions on transfer, sale or assignment, if any;

•
a discussion of any material or special Cayman Islands or United States federal income tax considerations applicable to the preferred shares;

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any limitations on issuances of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

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any rights attached to the preferred shares regarding the corporate governance of our company, which may include, for example representation rights to the board of directors; and

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any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred shares.

Our board of directors may cause us to issue from time to time, out of our authorized share capital (other than the authorized but unissued ordinary shares), series of preferred shares in their absolute discretion and without approval of the shareholders; provided, however, before any preferred shares of any such series are issued, our board of directors shall by resolution of directors determine, with respect to any series of preferred shares, the terms and rights of that series.
When we issue preferred shares under this prospectus and the applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any pre-emptive or similar rights.

The issuance of preferred shares could adversely affect the voting power of holders of the Ordinary Shares and reduce the likelihood that holders of the Ordinary Shares will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of the Ordinary Shares. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF WARRANTS
The following summary of certain provisions of warrants, which we may issue under this prospectus or the applicable prospectus supplement, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.
General
We may issue warrants to purchase Class A Ordinary Shares and preferred shares. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
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the title of such warrants;

•
the aggregate number of such warrants;

•
the price or prices at which such warrants will be issued and exercised;

•
the currency or currencies in which the price of such warrants will be payable;

•
the securities purchasable upon exercise of such warrants;

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the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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information with respect to book-entry procedures, if any;

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any material Cayman Islands or United States federal income tax consequences;

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the antidilution provisions of the warrants, if any; and

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any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement
We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.
General
We may issue subscription rights to purchase Class A Ordinary Shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.
The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:
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the title of such subscription rights;

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the securities for which such subscription rights are exercisable;

•
the exercise price for such subscription rights;

•
the number of such subscription rights issued to each shareholder;

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the extent to which such subscription rights are transferable;

•
if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

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the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

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the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

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if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•
any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights
Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.
Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the Class A Ordinary Shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS
The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.
We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.
The applicable prospectus supplement will describe:
•
the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•
any unit agreement under which the units will be issued;

•
any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•
whether the units will be issued in fully registered or global form.

ENFORCEABILITY OF CIVIL LIABILITIES
ECARX Holdings is incorporated under the laws of the Cayman Islands. Service of process upon ECARX Holdings and upon its directors and officers named in this prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.
We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of our offerings. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.
We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
We have also been advised by our Cayman Islands legal counsel that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will recognise and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
In addition, we have been advised by our legal counsel as to the law of mainland China that there is uncertainty as to whether courts in mainland China would (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in mainland China predicated upon the securities laws of the United States or any state in the United States.
We have also been advised by our legal counsel as to the law of mainland China that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in mainland China may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of laws in mainland China relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between mainland China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty or other forms of reciprocity between mainland China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus. Furthermore according to the PRC Civil Procedures Law, courts in mainland China will not enforce a foreign judgment if they decide that the judgment violates the basic principles of the law in mainland China or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a court in mainland China would enforce a judgment rendered by a U.S. court or the Cayman Islands.

TAXATION
Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

PLAN OF DISTRIBUTION
We may sell or distribute the securities described in this prospectus from time to time in one or more of the following ways:
•
to or through underwriters or dealers;

•
directly to one or more purchasers;

•
through agents;

•
in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•
through a combination of any of these methods of sale; or

•
through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following, if applicable:
•
the name or names of any underwriters or agents;

•
any public offering price;

•
the proceeds from such sale;

•
any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•
any over-allotment options under which underwriters may purchase additional securities from us;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:
•
at a fixed price or prices, which may be changed;

•
at prices relating to prevailing market prices at the time of sale;

•
at varying prices determined at the time of sale;

•
at negotiated prices; or

•
for no consideration.

By Agents
We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.
By Underwriters or Dealers
If we use underwriters for the sale of securities, they will acquire securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters with respect to a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.
If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.
Direct Sales
We may also sell securities directly without using agents, underwriters, or dealers.
General Information
We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.
In addition, we may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus or otherwise.
Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

EXPENSES RELATED TO THE OFFERING
We will incur a SEC registration fee of US$45,930, and will also incur printing costs, legal fees and expenses, accountants’ fees and expenses, and other listing and qualifications fees in connection with the offering of securities. Expenses of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

LEGAL MATTERS
We have been represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. Maples and Calder (Hong Kong) LLP has advised us on certain legal matters as to Cayman Islands law including the issuance of the securities offered by this prospectus and Han Kun Law Offices has advised us on certain legal matters as to the law of mainland China.

EXPERTS
The consolidated financial statements of ECARX Holdings Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report covering the December 31, 2023 consolidated financial statements contains an explanatory paragraph that states that ECARX Holdings Inc. has suffered recurring losses from operations and has net cash used in operating activities and net current liabilities that raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
The office of KPMG Huazhen LLP is located at 25th Floor, Tower II, Plaza 66, 1266 Nanjing West Road, Shanghai, China.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Under the Exchange Act, we are required to file reports and other information with the SEC. Specifically, we are required to file annually a Form 20-F within four months after the end of each fiscal year. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of quarterly reports and proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. You can also find information on our website https://www.ecarxgroup.com. The information contained on our website is not a part of this prospectus.
This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, or between information incorporated by reference into this prospectus from different documents, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
•
our annual report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on April 3, 2024 (File No. 001-41576);

•
the description of our Class A Ordinary Shares and Warrants contained in our registration statement on Form 8-A filed with the SEC on December 20, 2022, and any amendment or report filed for the purpose of updating such description;

•
our current report on Form 6-K furnished to the SEC on September 30, 2024 (File No. 001-41576), containing our unaudited condensed consolidated financial statements as of and for the six-months ended June 30, 2024 and June 30, 2023;

•
our current report on Form 6-K furnished to the SEC on November 18, 2024 (File No. 001-41576);

•
any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•
any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
ECARX Holdings Inc.
12/F, Tower 2, Park Place
88 Baise Road
Xuhui District, Shanghai 200231
ir@ecarxgroup.com

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 8.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.
Our currently effective memorandum and articles of association provide that every director (including alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of ECARX Holdings (but not including its auditors) and the personal representatives of the same, each referred to as an “Indemnified Person,” shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of ECARX Holdings’ business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning ECARX Holdings or its affairs in any court whether in the Cayman Islands or elsewhere.
In addition, we have entered into indemnification agreements with our directors and executive officers. Under these agreements, We have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our directors or executive officers.
In addition, we maintain standard policies of insurance under which coverage is provided to our directors and executive officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and executive officers pursuant to the above indemnification provision or otherwise as a matter of law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.
ITEM 9.   EXHIBITS
Exhibit No.		Incorporation by Reference
	Description	Form	File No.	No.	Filing Date
1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated as of May 26, 2022, by and among COVA Acquisition Corp., ECARX Holdings Inc., Ecarx Temp Limited, and Ecarx&Co Limited	F-4	333-267813	2.1	November 14, 2022
4.1	Specimen Ordinary Share Certificate of ECARX Holdings Inc.	F-4	333-267813	4.5	November 14, 2022
4.2*	Registrant’s Specimen Certificate for Preferred Shares
4.3*	Form of Warrant Agreement (including Warrant Certificate)

Exhibit No.		Incorporation by Reference
	Description	Form	File No.	No.	Filing Date
4.4*	Form of Subscription Right Agreement (including form of Right Certificate)
4.5*	Form of Unit Agreement (including form of Unit Certificate)
5.1†	Opinion of Maples and Calder (Hong Kong) LLP as to validity of ordinary shares of ECARX Holdings Inc.
8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2†	Opinion of Han Kun Law Offices regarding certain PRC tax matters
23.1	Consent of KPMG Huazhen LLP
23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3†	Consent of Han Kun Law Offices
24.1†	Power of Attorney (included on signature page of Part II of this Registration Statement).
99.1	Code of Business Conduct and Ethics of ECARX Holdings Inc.	20-F	001-41576	11.1	April 24, 2023
107†	Filing Fee Table

*
To be filed by amendment or as an exhibit to a document to be incorporated by reference into this registration statement.

†
Previously filed.

ITEM 10.   UNDERTAKINGS.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, as amended, and will be governed by the final adjudication of such issue.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai on December 23, 2024.
ECARX Holdings Inc.

By:
/s/ Ziyu Shen

Name: Ziyu Shen
Title:  Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE	CAPACITY	DATE
/s/ Ziyu Shen Ziyu Shen	Chairman and Chief Executive Officer (Principal Executive Officer)	December 23, 2024
* Tao Li	Director	December 23, 2024
* Ni Li	Director	December 23, 2024
* Jim Zhang (Zhang Xingsheng)	Independent Director	December 23, 2024
* Grace Hui Tang	Independent Director	December 23, 2024
* Jun Hong Heng	Independent Director	December 23, 2024
* Peter Cirino	Chief Operating Officer	December 23, 2024
/s/ Jing (Phil) Zhou Jing (Phil) Zhou	Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2024
*By: /s/ Ziyu Shen Ziyu Shen Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ECARX Holdings Inc. has signed this registration statement or amendment thereto in New York, New York on December 23, 2024.
Authorized U.S. Representative
Cogency Global Inc.
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title:  Senior Vice President